ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
BUSINESSWAY INTERNATIONAL CORPORATION

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: Amendment(s) adopted: (indicate article number(s) being amended, added or deleted)

ARTICLE I
NAME

"The name of the Corporation shall be ICBS INTERNATIONAL CORP."

ARTICLE IV
SHARES

"4.3 RESTRICTION ON NEWLY ISSUED SHARES

The newly issued capital stock of this corporation issued as of October 28, 2004 shall have no voting rights until the conditions as set forth in the Acquisition Agreement dated September 24, 2004 which calls for a minimum of $500,000 USD in cumulative profit, from January 1, 2005 to December 31, 2005 or shall obtain a minimum of $1,000,000 USD of additional financing on or before December 31, 2005 for up to 12,000,000 additional common shares, in the event said conditions are not met by December 31, 2005, these newly issued shares are cancelled."

SECOND: If an amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment not contained in the amendment itself are as follows:

N/A

THIRD: The date of each amendment's adoption: September 24, 2004, to be effective October 28, 2004

FOURTH: Adoption Amendment(s) (CHECK ONE)

[X] The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) was/were sufficient for approval.

[ ] The amendment(s) was/were approved by the shareholders through voting groups.

Signed this 24th day of September, 2004

/s/ Dominic Heddo
Dominic Heddo
Chief Executive Officer